Exhibit 99.1

Tarrant Apparel Group Enters into Settlement Agreement Related to Litigation with America Rag

Term of License Extended to 2018 Plus Renewal Options

LOS ANGELES — (BUSINESS WIRE) — Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, announced today that the Company and its wholly-owned subsidiary, Private Brands, Inc., entered into a Settlement Agreement with American Rag Cie, LLC (“ARC LLC”), American Rag Cie II (“ARC II”) and certain other parties providing for a settlement and release of all claims with respect to ongoing litigation. The litigation related to the trademark American Rag Cie, which mark had been licensed to Private Brands on an exclusive basis throughout the world except for Japan. Private Brands sells American Rag Cie branded apparel to Macy’s Merchandising Group and has sub-licensed to Macy’s Merchandising Group the right to manufacture certain categories of American Rag Cie branded apparel in the United States. The primary subject of the lawsuit related to the underlying license.

As a result of the settlement, Private Brands, Inc. and ARC LLC entered into an Amended License Agreement. The Amended License Agreement amends and restates the prior license agreement for the “American Rag Cie” trademark effective October 1, 2008 to extend the initial term of the agreement to September 30, 2018, with six consecutive ten-year automatic renewal terms; amend the territory to consist of the United States, Canada, Mexico and Bermuda; reduce the annual guaranteed minimum royalties and revise the royalty rates; clarify the provisions with respect to calculation of royalties and reporting; and amend the termination provisions. In connection with the agreement, Tarrant Apparel Group no longer owns an equity interest in ARC LLC or American Rag Compagnie.

Tarrant Apparel also announced today that it received notification that NASDAQ has extended the suspension of its bid price and market value of publicly held shares requirements for continued listing on the exchange through Friday, April 17, 2009. The suspension was previously scheduled to expire on January 16, 2009. NASDAQ will not take any action through April 17, 2009 to delist Tarrant Apparel Group for the bid price deficiency. If the Company is still deficient in bid price at the close of business on April 17, 2009, NASDAQ may notify the Company to reschedule a hearing before a Nasdaq Listing Qualifications Panel.

On October 2, 2008, we received a Nasdaq Staff Determination Letter indicating that we had failed to comply with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rules 4310(c)(4), and that our securities were therefore subject to delisting from The Nasdaq Global Market. On October 3, 2008, we requested a written hearing before a Nasdaq Listing Qualifications Panel to review the Staff’s determination. The previously scheduled hearing has been cancelled.